Exhibit 99.1

American Land Lease Announces Appointment of Tom Harvey to

Board of Directors

CLEARWATER, Fla., DATE, February 3, 2007 /BusinessWire/ — American Land Lease, Inc. (NYSE: ANL – news) today announced the appointment of Tom Harvey to the Company Board of Directors.

At its January meeting, the American Land Lease Board of Directors elected Tom Harvey as a Director (Class I). Mr. Harvey is currently the Executive Director of the Center for Real Estate Development at the Kenan-Flager Business School, University of North Carolina (Chapel Hill) and is the former Florida Area President for Pulte Homes. In that capacity, he was responsible for Florida homebuilding operations in the Pulte, DiVosta, and Del Webb brands. Mr. Harvey was appointed to the Audit, Corporate Governance/Nominating, and Compensation Committees. His election will be submitted for Shareholder ratification at the Annual Meeting later this year.

Chairman of the Board Terry Considine commented: “Tom Harvey has an outstanding record of business success and brings a wealth of industry knowledge to the ANL Board. He has a gift and passion for teaching which will help develop and deepen the ANL management team. Most importantly, he has great integrity and will be an excellent representative for ANL shareholders. I am delighted to welcome him to the Board.”

American Land Lease, Inc. is a real estate investment trust (REIT) that holds interests in 31 manufactured home communities with 8,044 operational home sites, 1,192 developed expansion sites, 1,566 undeveloped expansion sites and 129 recreational vehicle sites.

Contact:	Robert G. Blatz, President (727) 726-8868
Shannon E. Smith, Chief Financial Officer (727) 726-8868

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